UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2007

SRS LABS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2909 Daimler Street Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of 2006 Stock Incentive Plan

On December 17, 2007, the Board of Directors of SRS Labs, Inc. (the “Company”) amended the SRS Labs, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) to make the terms of awards under the 2006 Plan more consistent with the terms of awards made under the SRS Labs, Inc. 1996 Long-Term Incentive Plan, the Company’s previous equity incentive plan, and to provide reporting persons (as defined in the 2006 Plan) with additional time to exercise options after termination of service.  As amended, all awards under the 2006 Plan, including those currently held by or granted in the future to officers and directors of the Company, would vest and become exercisable in full immediately prior to a change in control, unless otherwise specifically set forth in the award documentation.  Prior to the adoption of the amendment, the 2006 Plan stated that all awards would vest and become exercisable in full only upon an involuntary termination in connection with or within 12 months of a change in control unless otherwise specified.  In addition, the 2006 Plan was amended to provide that all options granted under the plan will accelerate and become vested in full upon the death or disability of the optionee or the retirement of the optionee after age 65 (after having provided continuous service for at least five years) and to provide that options held by reporting persons will be exercisable for one year after termination of service, including termination due to retirement.  Employees (including officers), consultants and directors of the Company or its affiliates are eligible to receive awards under the 2006 Plan.

The above-referenced description of the 2006 Plan is qualified in its entirety by reference to the copy of the 2006 Plan, as amended and restated, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits

                (d)           Exhibits

Exhibit No.	Description
10.1	2006 Stock Incentive Plan, as amended and restated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRS LABS, INC.,
a Delaware corporation

Date: December 20, 2007	By:	/S/ ULRICH GOTTSCHLING
Ulrich Gottschling
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	2006 Stock Incentive Plan, as amended and restated